Exhibit 99.1

Harris Corporation Completes Acquisition of Leitch Technology
Positions the company to lead the broadcast industry’s transition to high-definition digital services

MELBOURNE, Florida, and TORONTO, Ontario Oct. 25, 2005 – Harris Corporation (NYSE: HRS) and Leitch Technology Corporation (TSX: LTV) announced today that Harris has completed its previously announced acquisition of Leitch following approval by Leitch shareholders and Court approval of the transaction. Leitch shareholders approved the acquisition by Harris of all of the outstanding common shares of the Toronto-based company for a cash price of C$14.00 per share. Total cash consideration paid by Harris, net of Leitch’s cash on hand, was approximately US$450 million.

“The addition of Leitch’s talented workforce, complementary product portfolio and customer base helps establish Harris as the partner of choice for broadcasters upgrading their equipment and software systems to operate in a digital environment,” said Howard Lance, chairman, president and CEO of Harris. “No other company offers the breadth of products that span the entire digital media content delivery chain. This acquisition enables Harris to further expand into larger, faster-growing broadcast markets, and we’re delighted that Tim Thorsteinson and his leadership team will remain with the company and continue to build on Leitch’s success as a business unit within our Broadcast Communications Division.”

“As part of the Harris Broadcast Communications business, Leitch will continue to provide the products that allow the broadcaster to transition to high definition digital services but with the added resources and global scale of one of the world’s leading broadcast hardware and software suppliers,” said Leitch President and CEO Tim Thorsteinson. “We look forward to building on our success and maximizing our value to customers as a combined company.”

Leitch shareholders should refer to Leitch’s management information circular dated September 16, 2005 for information regarding receipt of the payment of C$14.00 per share for their Leitch shares.

All of Leitch’s products – including routers and distribution equipment, signal processing, signal management and monitoring, servers and storage area networks, branding software and post-production editing systems – will be added to the Harris broadcast product portfolio. This combined portfolio serves every segment of the increasingly complex supply chain that brings digital audio, video, and data content to consumers. Leitch currently serves approximately 3,000 television service providers in 100 countries.

Harris Broadcast Communications Division is the worldwide leader in providing digital broadcast technology solutions for global broadcast media markets, including television and radio transmission systems, networking solutions and enterprise-wide software and media management systems.

Harris Corporation is an international communications and information technology company serving government and commercial markets in more than 150 countries. With headquarters in Melbourne, Florida, the company has annual sales of over $3 billion and has 12,600 employees – including 5,500 engineers and scientists – dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications, RF communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.

An industry leader for more than 30 years, Leitch provides high-performance, multi-format solutions for professional digital video. Through its two business segments – Digital Media and Infrastructure – Leitch offers standard-definition/high-definition (SD/HD) products and systems that enable media companies to streamline workflow from production through transmission. Leitch offers a comprehensive, award-winning portfolio of processors, routers, servers, graphics and editing solutions, master control and branding systems, digital signage, network monitoring and control software, and test and measurement instruments, along with premium customer support. Additional information about Leitch Technology Corporation is available at www.leitch.com.

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Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to the anticipated benefits to the Company related to the acquisition of Leitch. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, except as imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
David Toews at 416-445-9640, or investors@leitch.com
Media Inquiries: Brent Dietz at 321-724-3554, or brent.dietz@harris.com
Laura Whitaker at 408-782-1201, or laura.whitaker@leitch.com

For additional information, contact Harris Corporation at webmaster@harris.com.